UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED):  APRIL 30, 2004


                         COMMISSION FILE NO.:  000-50014


                            WINFIELD FINANCIAL GROUP, INC.
                            ------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           NEVADA                                       88-0478644
-------------------------------                ------------------------------
(STATE OR OTHER JURISDICTION OF               (IRS EMPLOYER IDENTIFICATION NO.)
       INCORPORATION


                 1126 WEST FOOTHILL BLVD, SUITE 105, UPLAND, CA 91786
                 ----------------------------------------------------
                (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)   (ZIP CODE)


                                 (909) 608-2035
                                 --------------
                            (ISSUER TELEPHONE NUMBER)



                      2770 S. MARYLAND PARKWAY, SUITE 402
                            LAS VEGAS, NEVADA 89109
                            -----------------------
                            (FORMER NAME AND ADDRESS)


Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Report on Form 8-K/A, Amendment No. 1 is being filed to provide audited financial statements, pro forma financial information, and to include clarifying statements regarding the disposition of assets and related cancellation of shares, the AutoMed(TM) software which is currently being used in Healthcare's Medical Billing line of business, the planned business operations of Silver Shadow Properties, LLC which have not commenced, and the resignation and appointment of new directors and officers.

ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     On April 23, 2004, the Registrant acquired 100% of the issued and outstanding shares of Healthcare Business Services Groups, Inc., a Delaware corporation ("Healthcare"). As part of the same transaction on May 7, 2004, the Registrant acquired 100% of the issued and outstanding shares of AutoMed Software Corp., a Nevada corporation ("AutoMed"), and 100% of the membership interests of Silver Shadow Properties, LLC, a Nevada single member limited liability company ("Silver Shadow"). The transactions are collectively referred to herein as the "Acquisition." The Registrant acquired Healthcare, AutoMed, and Silver Shadow from Chandana Basu, the sole owner, in exchange for 25,150,000 newly issued treasury shares of the Registrant's common stock. As a result of the Acquisition, the Registrant has changed its business focus. The term "Company" shall include a reference to Winfield Financial Group, Inc. (the "Registrant"), Healthcare, AutoMed and Silver Shadow unless otherwise stated. Healthcare, AutoMed and Silver Shadow are sometimes collectively referred to herein as "HBSGI."

     On June 21, 2004, the Registrant entered into an agreement with Robert Burley (former Director, President and Chief Executive Officer of the Registrant) and Linda Burley (former Director and Secretary of the Registrant) whereby the Registrant agreed to transfer certain assets owned by the Registrant immediately prior to the change in control in consideration for Mr. and Mrs. Burley's cancellation of an aggregate of 2,640,000 of their shares of the Registrant's common stock. The Registrant is transferring the following assets to Mr. and Mrs. Burley: i) the right to the name "Winfield Financial Group, Inc."; and ii) any contracts, agreements, rights or other intangible property that related to the Registrant's business operations immediately prior to the change in control whether or not such intangible property was accounted for in the Registrant's financial statements. The Registrant expects to change its name from Winfield Financial Group, Inc. to Healthcare Business Services Groups, Inc. After the issuance of shares to Ms. Basu and the cancellation of 2,640,000 shares of Mr. and Mrs. Burley, there were 29,774,650 shares of the Registrant's common stock outstanding. As a result of these transactions, control of the Registrant shifted to Ms. Basu. Ms. Basu currently owns 25,150,000 shares (or approximately 84.5%) out of 29,774,650 of the Registrant's issued and outstanding common stock.

     The Registrant is a holding company for HBSGI. The business operations discussed herein are conducted by HBSGI. The Registrant, through HBSGI, is engaged in the business of providing medical billing services to health care providers in the United States.

BUSINESS DEVELOPMENT

     Winfield Financial Group, Inc. was incorporated in the State of Nevada on May 2, 2000. The Company acquired 100% of the equity interest of Healthcare Business Services Groups, Inc. on April 23, 2004. As part of the same transaction, the Company acquired 100% of the equity interest of AutoMed Software Corp. and Silver Shadow Properties, LLC on May 7, 2004. Prior to the Acquisition, the Registrant was a business broker, primarily representing sellers and offering its clients' businesses for sale. As a result of the Acquisition, the Company changed its business focus.

     The Company is a medical billing service provider that for over 14 years has assisted various health care providers to successfully enhance their billing function. The Company has a diversified market base with offices in Providence, Rhode Island; Laredo, Texas; and Upland, California. The Company closed its office in Stockton, California. The Company has developed a proprietary medical billing software system named AutoMed(TM). The Company has installed, and is currently using, AutoMed(TM) for the Company's existing medical billing clients. The Company expects that after AutoMed(TM) is launched, revenues will grow substantially over the next three to five years extending its billing model into the technology era. In addition, the Company made an investment in real estate which the Company had rezoned for development and construction of a surgical center and its corporate offices.

     The Company, through an account owned by its clients, bills and collects on medical billings. The Company controls the account through which all of the money is deposited. The Company retains a percentage of the collection as a fee, typically 10%, and remits the balance to the client.

     DESCRIPTION OF THE PRINCIPAL PRODUCTS AND SERVICES

     The Company is a medical reimbursement services firm dedicated to helping medical practices become more efficient and save money by allowing them to out-source their insurance processing and medical billing functions. The Company currently provides medical billing services ("Medical Billing") to various health care providers within the United States. The Company is in the process of entering into two new lines of business: the marketing of its proprietary medical billing software ("AutoMed") and the development, construction and management of surgery centers ("Surgery Centers").

     The Company's traditional core competency is Medical Billing. The Company conducts the Medical Billing line of business through its Delaware subsidiary, Healthcare Business Services Groups, Inc. With Medical Billing, the Company has a successful track record of assisting various health care providers to successfully enhance their billing function. The Company continues to increase relationships with physicians and medical specialty practices around the country
to provide its Medical Billing services.    The Company believes that the
automated AutoMed line of business will provide higher margins to the Company's overall business operations. The Company believes that the asset-backed Surgery Centers line of business will provide stability to the Company's overall financial condition.

     To complement Medical Billing, and to provide a distinct, higher margin product offering, the Company developed AutoMed, a proprietary software that streamlines and automates electronic billing services. The Company plans to conduct the AutoMed(TM) line of business through AutoMed Software Corp. The Company has installed, and is currently using, AutoMed(TM) for the Company's existing medical billing clients. The Company believes that automated medical billing and medical billing software are markets that will experience substantial growth in terms of revenues and net profits. The Company anticipates that the AutoMed line of business has the potential to grow substantially over the next three to five years extending the Medical Billing line of business into the area of technology and automation.

     The Company plans to broaden its product and service offerings to include the Surgery Centers line of business. The Company plans to conduct the Surgery Centers line of business through Silver Shadow Properties, LLC. The Surgery Centers line of business is intended to diversify the Company's business operations. Silver Shadow owns real estate in Upland, California and has plans to renovate an existing building and to construct a new building for its surgery center, as discussed below under the heading "Description of Property." The Company intends to be a value-added developer and manager of high-quality surgery centers in each geographic market where it currently offers Medical Billing. The Company believes that it has a positive reputation in the medical industry, particularly in the geographic markets where it provides Medical Billing. As such, the Company believes that it will be able to partner with physicians and hospitals to be a low cost provider of surgical services in several locations. The Company believes that, as an asset-backed investment, Surgery Centers will provide a stable revenue stream that the Company expects will enhance with each new surgery center that the Company opens.

     The Company believes that the combination of Medical Billing, AutoMed and Surgery Centers offers an adequate diversity of revenue streams to enhance the Company's earning potential.

COMPETITIVE BUSINESS CONDITIONS

     MEDICAL BILLING

     Due to today's extremely competitive healthcare industry, many healthcare providers are outsourcing their billing function. Medical billing services exist to help healthcare providers better manage their medical practices. These services relieve medical professionals of tedious detail work, but rarely do they offer a means to substantially maximize the medical practice's bottom line.

     Medical billing companies generally gather patient information and billing details from a physician or clinic and submit these details to insurance carriers for payment. A billing company may also submit statements to a patient for payment of the patient's portion. The Company distinguishes itself from thousands of other billing agencies in the industry as a customized billing agency and a "one-stop shopping" service for all medical practice administrative functions. The Company considers its medical billing service to be the key to its clients' getting paid efficiently and quickly by private and government administered insurance companies.

     The Company provides a customized medical billing service that can be fine tuned to any medical practice or specialty. The Company provides a wide range of billing services including:

  -   Delinquent account management
  -   Surgery center setup and management
  -   Assessment of practice cash flow
  -   Practice management
  -   HMO, PPO and capitation contract management
  -   Business Auditing

     The medical billing business is labor intensive; however, the Company believes that its clients collect more revenue than they otherwise would collect without the Company's services. Due to this benefit to its clients, Healthcare has experienced continued growth since its inception. By outsourcing the medical billing function, the Company believes that its clients have been able to maximize their return from insurance carriers, and to allocate more office staff capacity for more crucial tasks.

     Electronic submission of insurance claims provides cost savings and decreases in payment time. These factors have made electronic submission much more appealing to clients and have sparked a growing demand. Potential users of electronic submission include family practice, internal medicine, surgeons, psychologists, chiropractors, physical therapists, podiatrists, specialists, ambulance services, medical laboratories, ambulatory surgery centers and hospitals. In order to service this growing demand, the Company has developed AutoMed which it has installed, and is currently using for its existing Medical Billing clients.

     AUTOMED(TM)

     The Company initially designed AutoMed(TM) to satisfy its custom medical billing needs. The Company began implementing AutoMed(TM) in the Company's Medical Billing line of business in July 2003. The Company has been using AutoMed(TM) since October 2003 for all new medical billing. The Company has expanded its intentions for AutoMed(TM) to include other aspects of medical office management, as discussed below. The Company is currently using certain aspects of AutoMed(TM) for its existing medical billing clients and developing certain other aspects of AutoMed(TM). During 2004, the Company plans to market AutoMed(TM) as a means of providing "one-stop shopping" for medical office management.

     The Company plans for the AutoMed(TM) line of business to be a means to provide automated billing software that is customized for medical practices and hospitals, particularly in the area of insurance claims processing via electronic submission. AutoMed(TM) is designed to help medical practices become more efficient and save money by allowing them to cost effectively manage their insurance processing and medical billing functions. AutoMed(TM) gives a private practice, hospital, or surgical center the capability to submit electronic billing of their medical insurance claims.

     A client can use AutoMed(TM) to immediately input claims. AutoMed(TM) can incorporate the unique processing requirements for various designated insurance carriers and edit the submitted data accordingly before transmitting the information to the appropriate insurance carrier for reimbursement. This process facilitates accuracy and rapid payment in most cases. Upon receiving the electronically submitted insurance claim, the insurance carriers process the claim and send the payment directly to the client. AutoMed(TM) not only provides electronic transmission to insurance carriers and computerized data verification, but also eliminates much of the human element and simplifies and accelerates the claims filing process.

     In addition to electronic claims submission, AutoMed(TM) can automatically generate practice management reports, material management reports, practice analysis and financial reports to provide the healthcare provider with control over the medical practice. Users can access reports over the Internet from any where at any time. With managed care sweeping the country, it is imperative for medical practices to evaluate the benefits that they receive from affiliation with different organizations. AutoMed(TM) tracks payments and analyzes the information to produce customized reports showing profitability, or lack of
profitability, with each managed care facility.   These reports are critical
when decisions need to be made on renewing and negotiating contracts. The Company believes that AutoMed(TM) will provide outstanding accuracy, quality, and service to facilitate such negotiations.

     AutoMed(TM) can track secondary and supplementary insurance so that payments and balances are accurately applied. AutoMed(TM) utilizes open-item accounting, where most other systems use balance-forward accounting. AutoMed(TM) can track outstanding receivables with insurance aging reports in several different sequences for ease of use. AutoMed(TM) can do a complete practice analysis to show the client's sources of cash, which the Company believes a client can use to increase office efficiency. For each medical procedure, AutoMed(TM) can calculate and print the charges and percentage of total charges that the procedure represents for immediate reference by the client. AutoMed(TM) can generate transactional journals and detail ledgers to provide an accurate overall picture of the client's medical practice.

     AutoMed(TM) is aimed at eliminating the need for employees to perform coding and billing. With AutoMed, clients can directly submit an electronic claim after examining the patient which bypasses bottlenecks that the Company believes are caused by coding and billing. The system prints a copy of the bill and simultaneously submits the form to the appropriate insurance company. By implementing AutoMed(TM), the Company believes that a medical practice may save several thousand dollars per year. The Company believes that AutoMed(TM) can provide a medical practice with an increased percentage of insurance claims paid, a reduced cost per insurance claim processed, an increased turnover of accounts receivable, and a reduced suspension/rejection rate for insurance claims.

     Future Plans for Medical Office Management
     ------------------------------------------

     During 2004, the Company plans to market AutoMed(TM) as a means of providing "one-stop shopping" for medical office management. The Company will market AutoMed(TM) as a full-service medical billing and reimbursement software package that may be used as the single resource for a medical practice's entire claims processing function. The policy behind AutoMed(TM) is to customize the software packages based on the medical specialization and the needs of each office or hospital. The Company believes that its one-stop model is a new paradigm that provides greater operational efficiency by minimizing software vendor relationships and the need for patch-work interfaces between them. The Company plans for AutoMed(TM) to provide the following services as part of "one-stop shopping":

     - Automatic patient record setup using electronic registration forms completed by the patient or front office;
     - Automatic electronic and manual medical claims filing using electronic (rather than paper) superbill forms completed and submitted by the medical service provider;
     -    Automatic patient statement (initial and monthly statements);
     -    Automatic Medicare remittance processing;
     - Auto-tracking and auto-reminder to order drugs, materials, and supplies;
     -    Electronic prescription tracking;
     - Automatic follow up collection notices to patients within a certain number of days of nonpayment;
     - Automatic follow up to insurance companies if payment has not been received within a certain number of days;
     - Automatic practice management reports generated for printing on a local printer and uploaded to the Internet for office access;
     -    Automated transcription services; and
     -    Access to electronic medical records.

     The Company plans to price the AutoMed(TM) software at $50,000 per initial installation for a single user and one computer. The Company will separately price additional users and computers. The Company expects that when implemented, the Company will also generate support fees for AutoMed(TM).

     Surgery Centers
     ---------------

     Silver Shadow acquired real estate in Upland, California and has plans to renovate an existing building and to construct a new building for its surgery center, discussed in more detail below under the heading "Description of Property." Surgical centers can offer the same services as an out patient hospital, but at decreased costs and higher convenience. The centers can specialize in a certain field such as pain management, eye, gastro-intestinal and some orthopedic procedures or provide a wide range of other minor surgical services. Surgery centers are able to provide quality healthcare services at a competitive cost with more convenient locations.

     The ambulatory surgical center industry in the United States includes about 1,500 companies that operate 3,500 freestanding outpatient surgical centers, with combined annual revenue close to 6 billion dollars. The industry is highly fragmented. Twenty of the largest companies have approximately 40% market share. Surgery centers are geographically centered in areas of growing populations which make them more assessable than hospitals. Most centers have from 2 to 6 operating rooms. Cataract removal, artificial lens insertion and pain management account for 75% of all procedures performed at surgical centers. Most of the surgical centers are Medicare-certified.

DEPENDENCE ON ONE OR A FEW CUSTOMERS

     The Company has approximately 48 to 50 customers throughout the United States. Its largest customer is Dr. Narinder Grewal, an anesthesiologist and pain management specialist. The Company generates approximately 30% of its revenues from the services that it provides to Dr. Grewal. Dr. Grewal is currently a Director of the Company. The Company's relationship with Dr. Grewal is discussed in more detail below under the heading "Related Party Transactions."

PATENTS, TRADEMARKS & LICENSES

     The Company owns the trademark, AutoMed(TM), a proprietary medical billing software. The Company is currently using the software for medical billing and developing other aspects of the software. The Company has not initiated steps to obtain a patent or copyright for the software.

NEED FOR GOVERNMENTAL APPROVAL AND THE EFFECTS OF REGULATIONS

     The Company offers medical business services which are subject to the compliance requirements of the Health Insurance Portability and Accountability Act ("HIPPA") and the billing guidelines of the Health Care Financing Administration ("HCFA"). As a result, Medical Billing and AutoMed are subject to government regulation. The Company is also subject to various federal laws regarding the construction and development of Surgery Centers as well as state and local zoning laws and potentially state and local laws governing the need for such facilities. Surgery centers are required to be licensed and are regulated as health care providers in most states. The Surgery Centers line of business will also be subject to such state licensure and regulation.

RESEARCH & DEVELOPMENT OVER THE PAST TWO YEARS

     The Company has spent approximately 10% of its time during the last two years on research and development. The Company has generated a predominate portion of its business through word of mouth.

EMPLOYEES

     The Company has a total of 21 full-time employees. The Company intends to hire 18 employees during the next twelve months allocated as follows: 12 to Medical Billing, 4 to AutoMed and 2 to Surgery Centers.

DESCRIPTION OF PROPERTY

     The Company currently leases office space in Upland, California; Laredo, Texas; and Providence, Rhode Island. The Upland lease ends on April 30, 2005. The Company plans to extend the lease for an additional six months, after which time the Company plans to relocate to approximately 7,250 square feet of office space in the new building with the surgery center that the Company plans to develop. The office space in Laredo, Texas is leased on a month-to-month basis. The term of the lease for office space in Providence, Rhode Island is 8 months and ends in May 2005. The Company pays $3,337 per month for 3,800 square feet of office space in Upland, California, $600 per month for 100 square feet of office space in Laredo, Texas, and $685 per month for 100 square feet of office space in Providence, Rhode Island.

     Silver Shadow owns real estate in Upland, California in the County of San Bernardino. Silver Shadow has plans to renovate an existing building on the property and to construct a new building for its first surgery center and corporate offices. The Company expects that after development, it will rent out approximately 8,000 square feet of space to medical professionals. The
Company believes that the property is suitable for its intended use. In the opinion of the Company's management, said property is adequately covered by insurance.

LEGAL  PROCEEDINGS

     On September 20, 1999, Mohammad Tariq, MD was granted a default judgment in the District Court of Collin County, Texas, 380th Judicial District in the amount of $280,835.10, plus prejudgment and post-judgment interest against Healthcare Business Services Group, Inc. As of the filing of this Report, Healthcare has not paid any money with respect to such default judgment. The default judgment relates to a contract for billing services between Healthcare and Dr. Tariq entered into in 1996. After termination of the contract, Dr. Tariq requested an accounting of the amounts collected from his patients by Healthcare in connection with the billing services. In July 1999, Healthcare sent an accounting to Dr. Tariq in the amount of $275,355 collected, $42,512 charged by Healthcare as its fee, and $222,298 paid to Dr. Tariq. On September 22, 1999, Healthcare received notice of the default judgment. Although Healthcare has not taken legal steps to defend itself against the default judgment, Healthcare claims to have not received proper notice from Dr. Tariq of the civil action. To the best of Healthcare management's knowledge, Dr. Tariq has not sought to enforce the judgment as of the filing of this Report.

     During 2002, the Company was sued by one of its clients. The Company filed a countersuit against the client for violating the contractual agreement between the Company and the client. The client started to receive collections and do its own billings to patients while under contract with the Company. The Company alleges that the client used the Company's medical billing methods in violation of the contract. The amount the Company is suing for is $210,056 plus its fees for all billing done by the client's office for the past three years using the billing methods of HBSGI.

RELATED PARTY TRANSACTIONS

     Chandana Basu, the Company's Chief Executive Officer loans the Company money for operations from time to time, but there is no commitment between the Company and Ms. Basu to do so. The balance as of December 31, 2003, and March 31, 2004 was $146,113 and $161,743, respectively.

     On April 1, 2004, Ms. Basu entered into an employment agreement with Healthcare pursuant to which Ms. Basu serves as the Chief Executive Officer, Vice President, Chief Operation Officer and Treasurer. Pursuant to the employment agreement, Ms. Basu receives compensation of $5,000 per month, a bonus of 25% of the gross receipts of Healthcare payable monthly with a minimum bonus of $45,000 per month, six weeks of paid vacation, and an S500 Mercedes Benz (or equivalent type) car allowance covering all automobile related expenses, and annual equity based compensation of a minimum of one (1) million shares of common stock of Healthcare.

     Narinder Grewal, MD, a Director of the Company, is the Company's largest client. Dr. Grewal is an anesthesiologist and pain management specialist. He also operates a surgery center that is not otherwise affiliated with the Company or the Company's Surgery Center line of business. The Company provides Dr. Grewal with medical billing and other administrative services. The Company generates approximately 30% of its revenues from the services that it provides to Dr. Grewal. The Company has had a relationship with Dr. Grewal for eight years.

     The Company also provides services to Bharati Shah, MD, a Director of the Company. The Company receives less than 5% of its revenue from Dr. Shah.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview
--------

     Healthcare Business Services Groups, Inc. was incorporated in the State of Delaware on December 20 1994. AutoMed Software Corp. was incorporated in the State of Nevada on October 3, 2003. Silver Shadow Properties LLC was organized in the State of Nevada on November 12, 2003.

On April 23, 2004, the Registrant acquired 100% of the issued and outstanding shares of Healthcare. As part of the same transaction on May 7, 2004, the Registrant acquired 100% of the issued and outstanding shares of AutoMed, and 100% of the membership interests of Silver Shadow. The Registrant acquired Healthcare, AutoMed, and Silver Shadow from Ms. Basu in exchange for 25,150,000 newly issued treasury shares of the Registrant's common stock. The Acquisition is being accounted for as a reverse merger.

Ms. Basu commonly controlled Healthcare, AutoMed and Silver Shadow (or "HBSGI") during the periods covered by the financial statements discussed below, including the interim period up to an including the date of the Acquisition. The financial information discussed below is the consolidated financial information for HBSGI that includes Healthcare, AutoMed and Silver Shadow.

Unaudited Results of Operations for HBSGI
-----------------------------------------

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

     Revenue for the three months ended March 31, 2004 decreased $63,526 (or 13%) to $408,316 as compared to revenue of $471,842 for the three months ended March 31, 2003. The decrease in revenues was due to the implementation of new software that is in compliance with HIPPA.

     Selling, general & administrative ("SG&A") expense for the three months ended March 31, 2004 decreased $17,778 (or 3%) to $530,709 as compared to SG&A expenses of $548,487 for the three months ended March 31, 2003. The decrease in SG&A expense was due to the decrease in revenue.

     Depreciation expense was $9,312 for the three months ended March 31, 2004, as compared to depreciation expense of $7,534 for the three months ended March 31, 2003. The increase in depreciation expense was due to an increase in property and equipment.

     Interest expense was $15,481 for the three months ended March 31, 2004, as compared to interest expense of $0 for the three months ended March 31, 2003. The increase in interest expense was primarily due to an increase in notes payable.

     Income tax recovery was $0 for the three months ended March 31, 2004, as compared to income tax recovery of $7,274 for the three months ended March 31, 2003.

     Total expenses for the three months ended March 31, 2004 were $555,502 as compared to total expenses of $548,747 for the three months ended March 31, 2003.

     Net loss was $147,186 for the three months ended March 31, 2004, as compared to net loss of $76,905 for the three months ended March 31, 2003. The increase in net loss was primarily due to the decrease in revenue and the acquisition costs in connection with the Exchange.

Audited Results of Operations for HBSGI
---------------------------------------

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2002

     Revenue for the fiscal year ended December 31, 2003 increased $200,842 (or 11%) to $1,977,913 as compared to revenue of $1,777,071 for the fiscal year ended December 31, 2002. The increase in revenues was due to an increase in medical billing fees.

     Selling, general & administrative ("SG&A") expense for the fiscal year ended December 31, 2003 increased $207,306 (or 12%) to $1,891,633 as compared to SG&A expenses of $1,684,327 for the fiscal year ended December 31, 2002. The increase in SG&A expense was due to the increase in revenue.

     Depreciation expense was $29,795 for the fiscal year ended December 31, 2003, as compared to depreciation expense of $16,095 for the fiscal year ended December 31, 2002. The increase in depreciation expense was due to an increase in property and equipment.

     Interest expense (net of interest income of $4,425) was $19,953 for the fiscal year ended December 31, 2003, as compared to interest expense of $6,449 for the fiscal year ended December 31, 2002. HBSGI did not have any interest income during the fiscal year ended December 31, 2002. The increase in interest expense was primarily due to an increase in notes payable.

     Income taxes were $19,626 for the fiscal year ended December 31, 2003, as compared to income taxes of $10,682 for the fiscal year ended December 31, 2002.

     Total expenses for the fiscal year ended December 31, 2003 increased $243,454 (or 14%) to $1,961,007 as compared to total expenses of $1,717,553 for the fiscal year ended December 31, 2002. The increase in total expenses was due to the increase in SG&A, depreciation expense, interest expense, and income taxes. The Company had an increase in expenses due to the implementation of new software.

     Net income was $16,906 for the fiscal year ended December 31, 2003, as compared to net income of $59,518 for the fiscal year ended December 31, 2002. The decrease in net income was due to the fact that total expenses increased more than the increase in revenue for the fiscal year ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES AS OF THE THREE MONTHS ENDED MARCH 31, 2004 AND THE FISCAL YEAR ENDED DECEMBER 31, 2004

     HBSGI had current assets of $44,659 as of March 31, 2004, which consisted solely of cash. HBSGI had total current liabilities of $941,204 as of March 31, 2004, consisting of accounts payable of $131,533, accrued expenses of $48,166, income tax payable of $8,414, line of credit of $46,214, due to reimbursement account of $63,269, notes payable of $481,865, and note payable to related party of $161,743. HBSGI had negative working capital of $896,545 as of March 31, 2004.

     Net cash used in operating activities was $179,065 during the three months ended March 31, 2004, as compared to net cash provided by operating activities of $26,473 during the three months ended March, 31, 2003. The change from net cash provided by, to net cash used in, operating activities was primarily due to a net loss of $147,186, a decrease in accounts payable of $124,213, and a decrease in income taxes payable of $11,212 that were primarily offset by a decrease in other accounts receivable of $78,306, an increase in accrued expenses of $15,709, and an adjustment for depreciation of $9,312.

     Cash flows used in investing activities was $46,429 during the three months ended March 31, 2004, as compared to cash flows used in investing activities of $3,408 during the three months ended March 31, 2003.

     Net cash provided by financing activities was $269,237 during the three months ended March 31, 2004, as compared to net cash provided by financing activities of $9,265 for the three months ended March 31, 2003. The increase in net cash provided by financing activities was primarily due to proceeds from notes payable of $193,000, a net borrowings from reimbursement account of $63,269, and proceeds from notes payable to related party of $15,630.

     HBSGI had current assets of $79,222 as of December 31, 2003, consisting of cash of $916 and other accounts receivable of $78,306. HBSGI had total current liabilities of $791,682 as of December 31, 2003, consisting of accounts payable of $255,746, accrued expenses of $32,456, income tax payable of $19,626, line of credit of $47,184, notes payable of $290,557, and note payable to related party of $146,113. HBSGI had negative working capital of $712,460 as of December 31, 2003.

     Net cash provided by operating activities was $207,786 during the fiscal year ended December 31, 2003, as compared to net cash provided by operating activities of $79,428 during the fiscal year ended December 31, 2002. The increase in net cash provided by operating activities was primarily due to an increase in accounts payable of $165,920, an adjustment for depreciation of $29,796, an increase in income tax payable of $12,324, and an increase in accrued expenses of $6,661.

     Net cash used in investing activities was $669,797 during the fiscal year ended December 31, 2003, as compared to net cash used in investing activities of $81,719 during the fiscal year ended December 31, 2002.

     Net cash provided by financing activities was $445,529 during the fiscal year ended December 31, 2003, as compared to net cash provided by financing activities of $18,081 for the fiscal year ended December 31, 2002. The increase in net cash provided by financing activities was due to proceeds from notes payable of $290,557, proceeds from notes payable to related party of $146,113, and proceeds from line of credit of $8,859.

     In addition to its continued medical billing operation, the Company has planned to begin marketing AutoMed(TM), to begin development and construction on its first surgery center, and to purchase a second parcel of land for its second surgery center and its corporate offices. The Company believes that it can satisfy the current cash requirements for Medical Billing; however, the Company will need approximately $1 million for expansion. It is imperative that the Company raise approximately $4 to $5 million of additional capital to fully implement its business plan with respect to AutoMed(TM) and Surgery Centers.
The Company intends to raise the additional capital in one or more private placements. The Company does not have any commitments or identified sources of additional capital from third parties or from its officers, directors or majority shareholders. There is no assurance that additional financing will be available on favorable terms, if at all. If the Company is unable to raise such additional financing, it would have a materially adverse effect upon the Company's ability to implement its business plan with respect to AutoMed(TM) and Surgery Centers, and may cause the Company to curtail or scale back its current Medical Billing operations.

RISK  FACTORS

     WE NEED A SUBSTANTIAL AMOUNT OF ADDITIONAL FINANCING. In addition to its continued medical billing operation, the Company has planned to begin marketing AutoMed(TM), to begin development and construction on its first surgery center and its corporate offices, and to purchase a second parcel of land for its second surgery center. The Company believes that it can satisfy the current cash requirements for Medical Billing however, the Company will need approximately $1 million for expansion. The Company needs to raise approximately $4 to $5 million of additional financing to implement its business plan with respect to AutoMed(TM) and Surgery Centers. The Company intends to raise the additional capital in one or more private placements. The Company does not have any commitments or identified sources of additional capital from third parties or from its officers, directors or majority shareholders. There is no assurance that additional financing will be available on favorable terms, if at all. If the Company is unable to raise such additional financing, it would have a materially adverse effect upon the Company's ability to implement its business plan with respect to AutoMed(TM) and Surgery Centers, and may cause the Company to curtail or scale back its current Medical Billing operations.

     OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. In its report dated June 4, 2004, Malone & Bailey, PLLC ("Malone") expressed an opinion that there is substantial doubt about our ability to continue as a going concern primarily because we have a working capital deficiency. As of March 31, 2004, and December 31, 2003, we had a working capital deficit of $896,545 and $712,460, respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments that might result from our inability to continue as a going concern. Our continuation as a going concern is dependent upon future events, including obtaining financing (discussed above) for expansion and to implement our business plan with respect to AutoMed(TM) and Surgery Centers. If we are unable to continue as a going concern, you will lose your entire investment.

     HEALTHCARE PAYS SUBSTANTIAL COMPENSATION TO CHANDANA BASU. Healthcare has paid Chandana Basu, its Chief Executive Officer, Vice President, Chief Operation Officer and Treasurer, compensation of $335,078 as of June 30, 2004, consisting of a monthly salary and minimum monthly bonus of $5,000 and $45,000, respectively, for her services. Ms. Basu received annual compensation of $540,770 and $527,130 for the fiscal years ended December 31, 2003 and 2002, respectively. Ms. Basu serves in these capacities pursuant to an employment agreement with Healthcare, discussed in more detail below under Item 5.02(c). Ms. Basu also serves as the Chief Executive Officer of the Registrant, the Chief Executive Officer and President of AutoMed, and the manager of Silver Shadow. The Company expects to continue to pay Ms. Basu such compensation or more for the foreseeable future. The amount of compensation that Ms. Basu receives relative to the Company's revenue and other expenses reduces the likelihood that the Company will make a profit.

     WE MAY NOT BE ABLE TO COMPLETE THE DEVELOPMENT OF AUTOMED(TM) AS A STAND-ALONE, COMMERCIALLY VIABLE PRODUCT. The Company is currently developing additional features for AutoMed(TM) with the intent that the AutoMed(TM) software package will be used for medical office management. The Company intends to make the AutoMed(TM) software applications available based on what the Company calls "one-stop shopping." The Company intends for a medical practice to be able to customize AutoMed(TM) based on the particular needs of each medical specialization, office or hospital. The Company is currently using AutoMed(TM) to perform the medical billing function for its existing Medical Billing clients. Further development will be required before AutoMed(TM) is commercially viable as a stand-alone product for its intended use for medical office management. There is no assurance that the Company will complete the development. In the event that the Company does not complete the development of AutoMed(TM) as a stand-alone, commercially viable product, the Company will not generate revenue from AutoMed(TM) unless the Company charges an additional fee for AutoMed(TM) in connection with Medical Billing.

     WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR AUTOMED(TM) IN THE EVENT THAT WE DO COMPLETE DEVELOPMENT OF THE SOFTWARE. Assuming that the Company completes development of the AutoMed(TM) software as a stand-alone, commercially viable product, the Company plans to market AutoMed(TM) as a "one-stop shopping" solution for medical office management. The Company plans to charge $50,000 per installation for a single user and one computer. The extent to which AutoMed(TM) gains acceptance, if any, will depend, in part, upon its cost effectiveness and performance as compared to conventional means of office management as well as known or unknown alternative software packages. If conventional means of office management or alternative software packages are more cost-effective or outperform AutoMed(TM), the demand for AutoMed(TM) may be adversely affected. Failure of AutoMed(TM) to achieve and maintain meaningful levels of market acceptance would have a material adverse effect on the AutoMed(TM) line of business and the Company's overall business, financial condition and results of operations.

     WE HAVE NOT BEGUN CONSTRUCTION OF A SURGERY CENTER AND MAY NOT BE ABLE TO DO SO. The Company has not begun renovating the existing building on the land that it owns in Upland, California or constructing a new building on the land for a surgery center and its corporate offices. As discussed above, the Company needs $4 to $5 million of additional financing. In the event that the Company does not receive the additional financing, it will not be able to do any renovation on the existing building or construction of a new building for a surgery center. In the event that the Company is not able to perform such renovation or construction, it will have a material adverse effect on the Surgery Center line of business and the Company's overall business, financial condition and results of operations.

     WE MAY HAVE A POTENTIAL LIABILITY REGARDING REIMBURSEMENT ACCOUNT. Through June 4, 2004, the Company borrowed $181,427 from an account that the Company controls on behalf of its clients. The monies were borrowed without permission of the Company's clients. All amounts are considered due on demand and interest of 18% is being accrued on all outstanding amounts. The Company is in the process of repaying the amounts borrowed including interest.

     WE RELY ON KEY MANAGEMENT. The success of the Company depends upon the personal efforts and abilities of Chandana Basu, Payel Madero, Gina Ruiz, Valerie Salazar, and Sherryl Montgomery. The Company faces competition in retaining such personnel and in attracting new personnel should any of the foregoing chose to leave the Company. There is no assurance that the Company will be able to retain and/or continue to adequately motivate such personnel. The loss of any of these employees or the Company inability to continue to adequately motivate them could have a material adverse effect on the Company's business and operations.

     BECAUSE MS. CHANDANA BASU OWNS 84.5% OF OUR OUTSTANDING COMMON STOCK, SHE WILL EXERCISE CONTROL OVER CORPORATE DECISIONS THAT MAY BE ADVERSE TO OTHER MINORITY SHAREHOLDERS. Chandana Basu, the Company's Chief Executive Officer, owns approximately 84.5% of the issued and outstanding shares of our common stock. Accordingly, she will exercise control in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Ms. Basu may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

     IF THERE'S A MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY BE VOLATILE. If there's a market for our common stock, we anticipate that such market would be subject to wide fluctuations in response to several factors, including, but not limited to:

     (1)     actual or anticipated variations in our results of operations;
     (2)     our ability or inability to generate new revenues;
     (3)     conditions and trends in the medical billing industry.

Further, because our common stock is traded on the over-the-counter
Bulletin Board, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

     Going Concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2004, and December 31, 2003, the Company had a working capital deficit of $896,545 and $712,460, respectively. This condition among others creates an uncertainty as to the Company's ability to continue as a going concern, particularly in the event that it cannot obtain additional financing. The Company is in need of $1 million of financing to expand Medical Billing and $4 to $5 million to implement its business plan with respect to AutoMed(TM) and Surgery Centers. Management is trying to raise additional capital through sales of common stock or convertible instruments as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

     Due to reimbursement account. Through June 4, 2004, the Company borrowed $181,427 from an account that the Company controls on behalf of its clients.
The monies were borrowed without permission of the Company's clients. All amounts are considered due on demand and interest of 18% is being accrued on all outstanding amounts. The Company is in the process of repaying the amounts borrowed including interest.

ITEM 5.01     CHANGES IN CONTROL OF REGISTRANT

     As a result of the Acquisition as discussed below under "Item 2.01 Completion of Acquisition or Disposition of Assets," control of the Registrant shifted to Chandana Basu who owns 25,150,000 shares (or approximately 84.5%) of the Registrant's common stock.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

     (b) On April 30, 2004, Linda Burley resigned as a Director of the Company and as the Company's Secretary. On May 24, 2004, Robert Burley resigned as a Director of the Company and as the Company's President, Chief Executive Officer and Treasurer.

     (c) On May 24, 2004, the Company's Board of Directors, via unanimous signed written consent, appointed Chandana Basu as the Company's Chief Executive Officer and Treasurer.

     Chandana Basu, age 51, has served as the Company's CEO and Treasurer since May 2004, after the Company acquired HBSGI, a full-service medical billing agency and a wholly-owned subsidiary of the Company. Ms. Basu incorporated Healthcare in December 1994. Ms. Basu has operated Healthcare for the past 14 years. Ms. Basu has been successful in growing Healthcare from a core client base of doctors and hospitals in California, Florida, Washington state and Texas with minimal use of marketing or advertising. Ms. Basu has over 13 years of experience in medical bill collecting from insurance companies. Ms. Basu also has over 14 years of experience in computer design and programming. Ms. Basu is the CEO and President of AutoMed, and the Manager of Silver Shadow, both wholly-owned subsidiaries of the Company. Ms. Basu received a bachelor's degree with majors in Math, Physics and Chemistry from Bethune College in 1975. She attended the Computer Learning Center during 1978. She also received specialized education in medical billing, anesthesia billing and attended various pain management conferences. Ms Basu is a Technical Exhibitor for the American Association of Anesthesiology and she belongs to the Society for Pain Practice Management of Kansas City.

     Chandana Basu, the Company's Chief Executive Officer loans the Company money for operations from time to time, but there is no commitment between the Company and Ms. Basu to do so. The balance as of December 31, 2003, and March 31, 2004 was $146,113 and $161,743, respectively.

     On April 1, 2004, Ms. Basu entered into an employment agreement with Healthcare pursuant to which Ms. Basu serves as the Chief Executive Officer, Vice President, Chief Operation Officer and Treasurer. Pursuant to the employment agreement, Ms. Basu receives a salary of $5,000 per month, a bonus of 25% of the gross receipts of Healthcare payable monthly with a minimum bonus of $45,000 per month, six weeks of paid vacation, and an S500 Mercedes Benz (or equivalent type) car allowance covering all automobile related expenses, and annual equity-based compensation of a minimum of one (1) million shares of common stock of Healthcare. The employment agreement is effective until Ms. Basu either retires or assigns her positions to others. Healthcare cannot terminate or assign the employment agreement.

     (d) On May 12, 2004, the Company's Board of Directors, via unanimous signed written consent, appointed Bharati Shah, MD as a Director to fill the vacancy created by Mrs. Burley's resignation. On May 24, 2004, the Company's Board of Directors, via unanimous signed written consent, appointed Narinder Grewal, MD as a Director to fill the vacancy created by Mr. Burley's resignation.

     Narinder Grewal, MD, a Director of the Company, is the Company's largest client. Dr. Grewal is an anesthesiologist and pain management specialist. He also operates a surgery center that is not otherwise affiliated with the Company or the Company's Surgery Center line of business. The Company provides Dr. Grewal with medical billing and other administrative services. The Company generates between 35% and 40% of its revenues from the services that it provides to Dr. Grewal. The Company has had a relationship with Dr. Grewal for eight years.

     The Company also provides services to Bharati Shah, MD, a Director of the Company. The Company receives less than 5% of its revenue from Dr. Shah.

     Dr. Shah and Dr. Grewal have not been named to any committees of the Company's Board of Directors, and any committees of the Company's Board of Directors to which Dr. Shah or Dr. Grewal may be named have not been determined, as of the filing of this Report.

ITEM  8.01     OTHER  EVENTS

     On May 12, 2004, the Company's Board of Directors, via unanimous signed written consent, appointed Christopher Madero as the Secretary.

     On June 21, 2004, Robert Burley and Linda Burley agreed to cancel an aggregate of 2,640,000 shares of the Company's common stock held by them in consideration for certain intangible assets of the Company including the use of the name "Winfield Financial Group, Inc." The shares were cancelled on July 27, 2004. As a result of this agreement and the change in business focus, the Company expects to change its name from Winfield Financial Group, Inc. to Healthcare Business Services Groups, Inc.

ITEM  9.01     FINANCIAL  STATEMENTS  AND  EXHIBITS

(a)     Financial  statements  of  business  acquired.

Consolidated  financial statements for Healthcare Business Services Groups, Inc.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
  Winfield Financial Group, Inc.
  (formerly Healthcare Business Services Groups Inc.)
  Upland, California

We have audited the accompanying consolidated balance sheet of Winfield Financial Group, Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of Winfield's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winfield Financial Group, Inc. as of December 31, 2003 and the results of its operations and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Winfield will continue as a going concern. As discussed in Note 2 to the financial statements, Winfield has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

June 4, 2004


                WINFIELD FINANCIAL GROUP, INC.
     (formerly Healthcare Business Services Groups Inc.)
                 CONSOLIDATED BALANCE SHEET
                      December 31, 2003



  ASSETS
Current Assets
  Cash                                               $    916
  Other accounts receivable                            78,306
                                                  ------------
  Total Current Assets                                 79,222

Property and equipment, net of accumulated
  depreciation of $81,194                             713,010
Other assets                                            4,486
                                                  ------------
  Total Assets                                       $796,718
                                                  ============

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable                                   $255,746
  Accrued expenses                                     32,456
  Income tax payable                                   19,626
  Line of credit                                       47,184
  Notes payable                                       290,557
  Note payable - related party                        146,113
                                                  ------------
  Total Current Liabilities                           791,682

Commitments & Contingencies

Stockholders' Equity
  Common stock, $1 par value, 1,000 shares
    authorized, 1,000 shares issued and outstanding     1,000
  Additional paid in capital                            9,000
  Accumulated deficit                                  (4,964)
                                                  ------------
  Total Stockholders' Equity                            5,036
                                                  ------------
    Total Liabilities and Stockholders' Equity       $796,718
                                                  ============

      See summary of significant accounting policies and notes to financial statements.


                WINFIELD FINANCIAL GROUP, INC.
     (formerly Healthcare Business Services Groups Inc.)
             CONSOLIDATED STATEMENTS OF OPERATIONS
            Years Ended December 31, 2003 and 2002


                                        2003          2002
                                    -----------   -----------
Revenue                            $  1,977,913   $  1,777,071


Selling, general & administrative     1,891,633      1,684,327
Depreciation                             29,795         16,095
Interest expense                         24,378          6,449
Interest income                          (4,425)             -
Income taxes                             19,626         10,682
                                    -----------   -----------
    Total expenses                    1,961,007      1,717,553
                                    -----------   -----------
  Net income                       $     16,906   $     59,518
                                    ===========   ===========


      See summary of significant accounting policies and notes to financial statements.


                         WINFIELD FINANCIAL GROUP, INC.
              (formerly Healthcare Business Services Groups Inc.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years Ended December 31, 2002 and 2003



                                Common Stock      Paid In    Retained
                              Shares    Amount    Capital     Deficit      Total
                             --------  --------   --------    --------    --------
Balances, December 31, 2001     1,000  $   1,000  $   9,000  $ (81,388)  $ (71,388)

Net Income                          -          -          -     59,518      59,518
                             --------  --------   --------    --------    --------
Balances, December 31, 2002     1,000      1,000      9,000    (21,870)    (11,870)

Net Income                          -          -          -     16,906      16,906
                             --------  --------   --------    --------    --------
Balances, December 31, 2003     1,000  $   1,000  $   9,000  $  (4,964)   $  5,036
                             ========  ========   ========    ========    ========

      See summary of significant accounting policies and notes to financial statements.


                         WINFIELD FINANCIAL GROUP, INC.
              (formerly Healthcare Business Services Groups Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                     Years Ended December 31, 2003 and 2002


                                                     2003          2002
                                                 -----------    -----------
Cash Flows From Operating Activities
  Net income                                    $     16,906   $     59,518
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation                                      29,796         16,095
    Changes in:
      Other account receivable                       (19,335)       (45,096)
      Other assets                                    (4,486)             -
      Accounts payable                               165,920         36,405
      Income tax payable                              12,324          4,669
      Accrued expenses                                 6,661          7,837
                                                 -----------    -----------
  Net Cash Provided by Operating Activities          207,786         79,428
                                                 -----------    -----------
Cash Flows From Investing Activities
  Purchase of property and equipment                (669,797)       (54,869)
  Other assets                                             -        (26,850)
                                                 -----------    -----------
  Net Cash Used In Investing Activities             (669,797)       (81,719)
                                                 -----------    -----------
Cash Flows From Financing Activities
  Proceeds from line of credit                         8,859         18,081
  Proceeds from notes payable                        290,557              -
  Proceeds from notes payable to related party       146,113              -
                                                 -----------    -----------
  Net Cash Provided By Financing Activities          445,529         18,081
                                                 -----------    -----------
Net change in cash                                   (16,482)        15,790
Cash at beginning of year                             17,398          1,608
                                                 -----------    -----------
Cash at end of year                             $        916   $     17,398
                                                 ===========    ===========

Cash paid during the year for:
  Interest                                      $     24,378   $      6,449
  Income taxes                                             -              -

      See summary of significant accounting policies and notes to financial statements.

                          WINFIELD FINANCIAL GROUP, INC.
               (formerly Healthcare Business Services Groups Inc.)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business. Winfield Financial Group, Inc. ("Winfield") was formed in Delaware in December 1994. On April 23, 2004, Winfield acquired 100% of the issued and outstanding shares of Healthcare Business Services Groups Inc. ("Healthcare"), a Delaware corporation. As part of the same transaction on May 7, 2004, Winfield acquired 100% of the issued and outstanding shares of AutoMed Software Corp., a Nevada corporation ("AutoMed"), and 100% of the membership interests of Silver Shadow Properties, LLC, a Nevada single member limited liability company ("Silver Shadow"). The transactions are collectively referred to herein as the "Acquisition." As a result of the Acquisition, Winfield acquired 100% of three corporations.

Winfield acquired Healthcare, AutoMed, and Silver Shadow from Chandana Basu, the sole owner, in exchange for 25,150,000 newly issued treasury shares of the Winfield's common stock. Immediately after these transactions, there were 31,414,650 shares of Winfield's common stock outstanding. As a result, control of Winfield shifted to Ms. Basu who owns approximately 80.0% of Winfield's common stock. Here in after all references to Winfield refer to Healthcare, AutoMed, and Silver Shadow as a collective whole since their various inceptions.

Winfield is a medical billing service provider that for over nine years has assisted various health care providers to successfully enhance their billing function. Winfield has a diversified market base with operations in Providence, Rhode Island; Stockton, California; Laredo, Texas; and Upland, California. Winfield's sister company, AutoMed, has developed a proprietary software system. In addition, Winfield's other sister company, Silver Shadow, made an investment in real estate where Winfield plans its first surgical center development.

Winfield, through a trust account owned by its clients, bills and collects on medical billings. Winfield controls the account through which all of the money is deposited. Winfield retains a percentage of the collection as a fee, typically 10%, and remits the balance to the client.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Winfield, Automed and Silver Shadow. All significant intercompany balances and transactions have been eliminated in consolidation.

Management estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash Equivalents. Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectibility is reasonably assured. Revenue is derived from collections of medical billing services. Revenue is recognized when the collection process is complete which is when the money is collected.
Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Impairment of Long-Lived Assets. Winfield reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Winfield assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Stock options and warrants. Winfield accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Winfield accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Winfield recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. As of December 31, 2003, there were no options or warrants outstanding.

Income Taxes. Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying tax rates in effect in years in which the differences are expected to reverse.

Basic and diluted earnings per share. Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive. There were no dilutive securities during the periods presented.

Recently issued accounting pronouncements. Winfield does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Winfield has a working capital deficit of $712,460 as of December 31, 2003. These conditions create an uncertainty as to Winfield's ability to continue as a going concern.
Management is trying to raise additional capital through sales of common stock or convertible instruments as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Winfield is unable to continue as a going concern.

NOTE 3 - OTHER ACCOUNTS RECEIVABLE

Winfield's contracts with clients typically don't allow the client to bill and collect without using Winfield. If a client does, Winfield will initiate a dispute and attempt to determine how much has been billed and collected by the client directly. Winfield then holds monies collected on behalf of the clients and does not remit the client's full amount. Winfield retains it's percentage of the disputed billings. Because Winfield does not own the account the money is deposited into, the disputed amounts are carried as other accounts receivable until Winfield transfers the monies to its own account. All amounts carried as other accounts receivable were transferred to Winfield in 2004.


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2003:



        Description           Life     Amount
  -----------------------   -------   --------
  Land                            -   $391,423
  Construction in progress       (a)    19,377
  Software                       (b)   184,184
  Computer equipment        3 years    109,352
  Office furniture and
   equipment              5-7 years     89,868
                                      --------
                                       794,204
  Less: accumulated depreciation       (81,194)
                                      --------
                                      $713,010
                                      ========

Depreciation expense totaled $29,796 and $16,095 in 2003 and 2002, respectively.
(a) Costs associated with design and planning for Silver Shadow's surgery center. Costs will not be depreciated until construction is complete.
(b) Software developed for internal use and held for eventual sale. The criteria to begin amortization has not been met as of December 31, 2003.


NOTE 5 - LINE OF CREDIT

Winfield has a $50,000 line of credit with Union Bank of California. The credit line matures annually and has automatically renewed each year since inception, bears interest of 6.5% and is secured by Winfield's assets.


NOTE 6 - NOTES PAYABLE

Notes payable consist of the following:


Equipment loan:  May 2003 due April 2008; payable in monthly
installments of $1,030; interest of 14%; secured by equipment         $40,557

Land purchase loan:  November 2003 due November 2005; interest only payment of $1,563 payable monthly; interest of 7.5%; secured by land
                                                                       250,000
                                                                      --------
                                                                      $290,557
                                                                      ========

NOTE 7 - NOTE PAYABLE - RELATED PARTY

Winfield's president loans Winfield money for operations on an as needed basis. The balance as of December 31, 2004 was $146,113.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Winfield leases office space in Upland, California, Stockton, California, Laredo, Texas and in Rhode Island under operating lease agreements. The Upland lease calls for a monthly rent of $3,387, the Stockton lease calls for a monthly rent of $429, Laredo calls for a monthly rent of $600 and Rhode Island calls for a monthly rent of $651. All leases have renewal options with the exception of Laredo, which is month to month. Future minimum lease payments are as follows:

     Year     Amount
     ----     -------
     2004     $47,997
     2005      13,548


NOTE 9 - MAJOR CUSTOMERS

In 2003 and 2002, Winfield had two customers that accounted for more than 10% of Winfield's revenues.

                    2003             2002
              --------------  ---------------
                  $       %       $      %
              --------   --   --------   --
  Customer A  $ 240,063  12%  $ 337,030  19%
  Customer B    756,884  38     794,903  45


NOTE 10 - INCOME TAXES

Winfield uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial
and income tax reporting purposes.   The net deferred tax asset generated by the
loss carry-forwards has been fully reserved. The cumulative net operating loss carry-forward is approximately $136,000 at December 31, 2003, and will expire between 15 and 20 years from when incurred.

At December 31, 2003, deferred tax assets consisted of the following:

          Deferred tax assets           $ 37,000
          Less:  valuation allowance     (37,000)
                                        --------
          Net deferred tax asset        $      0
                                        ========


NOTE 11 - LITIGATION

During 2002, Winfield brought a lawsuit against one of its doctors for violating the contractual agreement between Winfield and the doctor. The doctor started to receive collections and do their own billings to patients while under contract with Winfield. The amount Winfield is suing for is $210,056. The contingent receivable is not included in these financial statements.

NOTE 12 - SUBSEQUENT EVENTS

REVERSE MERGER
--------------

On April 23, 2004, Winfield acquired 100% of the issued and outstanding shares of Healthcare, a Delaware corporation. As part of the same transaction on May 7, 2004, Winfield acquired 100% of the issued and outstanding shares of AutoMed Software Corp., a Nevada corporation ("AutoMed"), and 100% of the membership interests of Silver Shadow Properties, LLC, a Nevada single member limited liability company ("Silver Shadow"). The transactions are collectively referred to herein as the "Acquisition." As a result of the Acquisition, Winfield acquired 100% of two corporations and one limited liability company.

Winfield acquired Healthcare, AutoMed, and Silver Shadow from Chandana Basu, the sole owner, in exchange for 25,150,000 newly issued treasury shares of the Winfield's common stock. Immediately after these transactions, there were 31,414,650 shares of Winfield's common stock outstanding. As a result, control of Winfield shifted to Ms. Basu who owns approximately 80.0% of Winfield's common stock.

DUE TO REIMBURSEMENT ACCOUNT
----------------------------

Through June 4, 2004, Winfield borrowed $181,427 from an account that Winfield controls on behalf of Winfield's clients. The monies were borrowed without permission of Winfield's clients. All amounts are considered due on demand and interest of 18% is being accrued on all outstanding amounts. Winfield is in the process of repaying the amounts borrowed including interest.

NOTES PAYABLE
-------------

New notes payable through June 4, 2004 consist of the following:


Term loan:  proceeds received February 2004; payable in monthly installments of $1,000 per month; remaining principal and interest
due January 31, 2005; interest of 9.5%; unsecured                   $93,000

Term loan:  proceeds received February 2004; due May 18, 2004;
currently in default; interest of 18%; unsecured                     100,000
                                                                    --------
                                                                    $193,000
                                                                    ========


CONVERTIBLE NOTE PAYABLE FOR SERVICES
-------------------------------------

In connection with a consulting agreement, Winfield agreed to pay $250,000 for services. The payment is in the form of a convertible note payable. The note was entered into in April 2004 and is due in April 2005 unless Winfield receives $3,000,000 in funding at which time the note is payable immediately. The note bears interest of 4% and is unsecured. The note and accrued interest are convertible into Winfield's common stock at 75% of the market price when converted. If Winfield defaults on the note, the note is convertible at 50% of the market price when converted. When the note was issued, the market value of the stock approximated $0, therefore, there is no beneficial conversion feature associated with the note.

NOTE PAYABLE - RELATED PARTY
----------------------------

Winfield's president and sole shareholder loans Winfield money for operations on an as needed basis. The balance as of June 4, 2004 was $166,282.

COMMON STOCK
------------

In June 2004, Winfield issued 1,000,000 shares for services valued at the then trading price totaling $1,010,000.


               WINFIELD FINANCIAL GROUP, INC.
     (formerly Healthcare Business Services Groups Inc.)
                 CONSOLIDATED BALANCE SHEET
                       March 31, 2004
                        (Unaudited)



  ASSETS
Current Assets
  Cash                                                   $  44,659

Property and equipment, net of accumulated
  depreciation of $90,506                                  750,127
Other assets                                                 4,267
                                                       ------------
  Total Assets                                           $ 799,053
                                                       ============

  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Accounts payable                                       $ 131,533
  Accrued expenses                                          48,166
  Income tax payable                                         8,414
  Line of credit                                            46,214
  Due to reimbursement account                              63,269
  Notes payable                                            481,865
  Note payable - related party                             161,743
                                                       ------------
  Total Current Liabilities                                941,204
                                                       ------------
Commitments & Contingencies

Stockholders' Deficit
  Common stock, $1 par value, 1,000 shares
    authorized, 1,000 shares are issued and outstanding      1,000
  Additional paid in capital                                 9,000
  Accumulated deficit                                     (152,151)
                                                       ------------
  Total Stockholders' Deficit                             (142,151)
                                                       ------------
    Total Liabilities and Stockholders' Deficit          $ 799,053
                                                       ============


               WINFIELD FINANCIAL GROUP, INC.
     (formerly Healthcare Business Services Groups Inc.)
           CONSOLIDATED STATEMENTS OF OPERATIONS
        Three Months Ended March 31, 2004 and 2003
                        (Unaudited)



                                         2004          2003
                                     -----------    -----------
Revenue                             $    408,316   $    471,842


Selling, general & administrative        530,709        548,487
Depreciation                               9,312          7,534
Interest expense                          15,481              -
Income taxes (recovery)                        -         (7,274)
                                     -----------    -----------
    Total expenses                       555,502        548,747
                                     -----------    -----------
  NET LOSS                          $   (147,186)  $    (76,905)
                                     ===========    ===========



                        WINFIELD FINANCIAL GROUP, INC.
              (formerly Healthcare Business Services Groups Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                   Three Months Ended March 31, 2004 and 2003
                                   (Unaudited)


                                                       2004           2003
                                                   -----------    -----------
Cash Flows From Operating Activities
  Net loss                                        $   (147,186)  $    (76,905)
  Adjustments to reconcile net loss to net cash
  provided by (used in)operating activities:
    Depreciation                                         9,312          7,534
    Changes in:
      Other accounts receivable                         78,306         (6,260)
      Other assets                                         219           (600)
      Accounts payable                                (124,213)       102,704
      Income tax payable                               (11,212)             -
      Accrued expenses                                  15,709              -
                                                   -----------    -----------
  Net Cash Provided by (Used In)
  Operating Activities                                (179,065)        26,473
                                                   -----------    -----------
Cash Flows Used In Investing Activities
  Purchase of property and equipment                   (46,429)        (3,408)
                                                   -----------    -----------
Cash Flows Provided by Financing Activities
  Net increase (decrease) from line of credit             (970)         9,265
  Net borrowings from reimbursement account             63,269              -
  Proceeds from notes payable                          193,000              -
  Payments on note payable                              (1,692)             -
  Proceeds from notes payable to related party          15,630              -
                                                   -----------    -----------
  Net Cash Provided By Financing Activities            269,237          9,265
                                                   -----------    -----------
Net change in cash                                      43,743         32,330
Cash at beginning of period                                916         17,398
                                                   -----------    -----------
Cash at end of period                             $     44,659   $     49,728
                                                   ===========    ===========

                         WINFIELD FINANCIAL GROUP, INC.
               (formerly Healthcare Business Services Groups Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Winfield Financial Group Inc. ("Winfield") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Winfield's Annual Audited Financial Statements filed with the SEC with this
Form 8-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2003 as reported in the 8-K have been omitted.


NOTE 2 - DUE TO REIMBURSEMENT ACCOUNT

During the three months ended March 31, 2004, Winfield borrowed $63,269 from an account that Winfield controls on behalf of Winfield's clients. The monies were borrowed without permission of Winfield's clients. All amounts are considered due on demand and interest of 18% is being accrued on all outstanding amounts. Winfield is in the process of repaying the amounts borrowed including interest.


NOTE 3 - NOTES PAYABLE

Notes payable consist of the following:



Term loan:  proceeds received February 2004; payable in
monthly installments of $1,000 per month; remaining principal
and interest due January 31, 2005; interest of 9.5%; unsecured           $93,000

Term loan:  proceeds received February 2004; due May 18, 2004;
currently in default; interest of 18%; unsecured                         100,000

Equipment loan:  May 2003 due April 2008; payable in monthly
installments of $1,030; interest of 14%; secured by equipment             38,865

Land purchase loan:  November 2003 due November 2005; interest only payment of $1,563 payable monthly; interest of 7.5%; secured
by land                                                                  250,000
                                                                        --------
                                                                        $481,865
                                                                        ========


NOTE 4 - SUBSEQUENT EVENT

On April 23, 2004, Winfield Financial Group, Inc. acquired 100% of the issued and outstanding shares of Healthcare, a Delaware corporation. As part of the same transaction on May 7, 2004, Winfield acquired 100% of the issued and outstanding shares of AutoMed Software Corp., a Nevada corporation ("AutoMed"), and 100% of the membership interests of Silver Shadow Properties, LLC, a Nevada single member limited liability company ("Silver Shadow"). The transactions are collectively referred to herein as the "Acquisition." As a result of the Acquisition, Winfield acquired 100% of three corporations. In connection with the Acquisition, Healthcare changed its business focus.

Winfield acquired Healthcare, AutoMed, and Silver Shadow from Chandana Basu, the sole owner of each, in exchange for 25,150,000 newly issued treasury shares of Winfield's common stock. Immediately after these transactions, there were 31,414,650 shares of Winfield's common stock outstanding. As a result, control of Winfield shifted to Ms. Basu who owns approximately 80.0% of Winfield's common stock.

(b)     Pro  forma  financial  information.

The accompanying Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements of Healthcare Business Services Groups, Inc. and Winfield Financial Group, Inc.

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following pro forma financial statements has been derived from the financial statements of Healthcare Business Services Groups, Inc. ("Healthcare") at December 31, 2003 and adjusts such information to give effect to its reverse acquisition by Winfield Financial Group, Inc. ("Winfield"), as if the acquisition had occurred at December 31, 2003. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at either year-end. The pro forma financial statements should be read in conjunction with the notes thereto and each Company's consolidated financial statements and related notes thereto contained herein and in Winfield's latest Form 10-KSB filed with the SEC.

Pro forma Consolidated Condensed Balance Sheet:


                                   12/31/03      12/31/03
                                  Healthcare     Winfield    Adjustments     Pro-Forma
                                  ---------     ----------    ---------     ----------
Current Assets
  Cash                           $       916   $       379 (2) $   (379)    $     916
  Other accounts receivable           78,306             -            -        78,306
  Property and equipment, net        713,010             -            -       713,010
  Other assets                         4,486             -            -         4,486
                                  ---------     ----------    ---------     ----------
  Total Assets                   $   796,718   $       379     $   (379)    $ 796,718
                                  =========     ==========    =========     ==========
Current Liabilities
  Accounts payable               $   255,746   $         -     $      -     $ 255,746
  Accrued expenses                    32,456             -            -        32,456
  Income tax payable                  19,626             -            -        19,626
  Line of credit                      47,184             -            -        47,184
  Notes payables                     290,557             -            -       290,557
  Note payable to related party      146,113             -            -       146,113
                                  ---------     ----------    ---------     ----------
  Total Liabilities                  791,682             -            -       791,682
                                  ---------     ----------    ---------     ----------
Preferred stock, $.001 par,
  5,000,000 shares authorized,
  none issued and outstanding              -             -                          -
Common stock, $.001 par,
  20,000,000 shares authorized,
  5,257,150 shares issued
  and outstanding                          -         5,257 (1)    1,008        31,415
                                                           (3)   25,150
Common stock, $1 par,
  1,000 shares authorized,
  1,000 shares issued
  and outstanding                      1,000             - (3)   (1,000)            -
Paid in capital                        9,000       156,749 (1)   99,742       (21,415)
                                                           (3) (286,906)
Accumulated Deficit                   (4,964)     (161,627)(1) (100,750)       (4,964)
                                                           (2)     (379)
                                                           (3)  262,756
                                  ---------     ----------    ---------     ----------
  Total Stockholders' equity          (5,036)          379         (379)       (5,036)
                                  ---------     ----------    ---------     ----------
Total liabilities and
Stockholders' equity             $   796,718   $       379     $(56,706)    $ 796,718
                                  =========     ==========    =========     ==========

NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

On April 23, 2004, Healthcare exchanged 100% of its issued and outstanding common stock for 25,150,000 newly issued shares of Winfield common stock (the "Exchange"). At closing, there were 1,000 issued and outstanding shares of common stock of Healthcare.

In connection with, and subsequent to, the Exchange, Winfield will transfer all of its assets held immediately prior to the Exchange, subject to all of Winfield's then existing liabilities, to Winfield's former President and Chief Executive Officer. Immediately after the issuance of shares to the Healthcare shareholders, there will be 31,414,650 shares Winfield common stock issued and outstanding.

Notes To Proforma Condensed Consolidated Balance Sheet:

(1) Winfield issued 1,007,500 shares of common stock valued at $100,750 between January 1, 2004 and April 23, 2004
(2) Windfield transferred all assets and liabilities to the former president and CEO
(3)  Issuance of 25,150,000 shares of Winfield to Ms. Basu for 100% of
     Healthcare

(c)     Exhibits.

2.1(1)     Exchange  Agreement
2.2(1)     Addendum  to  Common  Stock  Purchase  Agreement
10.1 *     Employment Agreement with Chandana Basu

*       Filed herein.
(1) Filed as Exhibits 2.1 and 2.2, respectively, to the Form 8-K filed with the Commission on May 17, 2004, and incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Winfield Financial Group, Inc.

November 5, 2004


/s/ Chandana Basu
-----------------
Chandana Basu
Chief Executive Officer